FOR IMMEDIATE RELEASE
February 15, 2018

Genesis Energy, L.P. Reports Fourth Quarter 2017 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter results.
Certain highlights of our results for the quarter ended December 31, 2017 included the following items:
-We continue to integrate our recently acquired soda ash operations and performance continues to exceed our expectations.
-We obtained long-term commitments from a leading operator for the production from approximately 300,000 acres for downstream transportation on our existing infrastructure in the emerging Powder River Basin.
-We effectively extended the term for $350 million of our outstanding notes to 2026 (from 2021) through a new notes offering and a tender offer for existing notes in December and a planned redemption for the balance of all untendered notes in February.
-We increased our quarterly distribution rate per common unit by $.01, consistent with our strategy to increase that distribution rate by at least $.01 per quarter, and we declared a payment-in-kind distribution on our preferred units, which will result in the issuance of approximately 490,252 additional preferred units.
We generated the following financial results for the fourth quarter of 20171:

•
Net Income Attributable to Genesis Energy, L.P. of $15.5 million, resulting in a loss of $0.01 of net income per common unit for the fourth quarter of 2017 (after giving effect to distributions on our preferred units) compared to $22.1 million, or income of $0.19 per common unit, for the same period in 2016.

•
Cash Flows from Operating Activities of $121.1 million for the fourth quarter of 2017 compared to $69.9 million for the same period in 2016, an increase of $51.2 million, or 73%, principally due to an increase in cash flows from operations reflecting a full quarter of our Alkali Business and a decrease in working capital needs.

•
Available Cash before Reserves of $106.7 million for the fourth quarter of 2017, compared to $95.4 million for the same period in 2016, an increase of $11.3 million , or 12%. Available Cash before Reserves provided 1.71 coverage for the quarterly distribution of $0.51 per common unit attributable to the fourth quarter. We will pay distributions on our convertible preferred units in the form of 490,252 additional convertible preferred units.

•
Adjusted EBITDA of $164.8 million for the fourth quarter of 2017, compared to $133.1 million for the same period in 2016, an increase of $31.7 million, or 23.8%. Our bank leverage ratio, calculated consistent with our credit agreement, is 5.34 as of December 31, 2017. These amounts are calculated and further discussed later in this press release.

Grant Sims, CEO of Genesis Energy, said, “We are pleased to announce that we remain on track with our previously announced guidance for visible, achievable long term distribution growth and a clear path forward to deleveraging.
Our quarterly results reflect the first full quarter of our recently acquired soda ash operations, which have continued to exceed our expectations and remain on track to meet previously announced guidance. Our legacy businesses continue to perform as expected and we are seeing increased volumes and contributions from our organic projects in the Baton Rouge corridor, in and around the Texas City area and in Wyoming. Our quarterly results were negatively impacted by a number of events including Hurricane Nate, which had an even bigger temporary impact than Hurricane Harvey on our offshore operations, limited railroad capacity out of Canada to the Gulf Coast and operating issues on downstream facilities in Texas. Despite these challenges, which we believe are short term in nature, our reported distribution coverage ratio of 1.71 exceeded our targeted range and our bank calculated leverage ratio slightly increased on a sequential basis as we organically funded the continued build out of our Baton Rouge deepwater terminal to facilitate crude exports and our recently announced expansion of our Powder River infrastructure.

1 We have recast our prior period non-GAAP measures to conform to our revised approach to defining and presenting such measures, which we adopted in the fourth quarter of 2017. For additional information, please refer to the section entitled “Non-GAAP Measures,” below.

Given our recent and continuing actions to increase liquidity and strengthen our balance sheet, the integration and financial contribution of the soda ash business and the continued ramp up of our recent organic capital program along with contributions from our legacy businesses, we believe we are well positioned for the rest of this year and beyond to continue to deliver long term value to all stakeholders without ever losing our absolute commitment to safe, reliable and responsible operations."
Financial Results
Segment Margin
On September 1, 2017, we acquired our trona and trona-based exploring, mining, processing, producing, marketing and selling business (the "Alkali Business") for approximately $1.325 billion. At the closing, we entered into a transition service agreement to facilitate a smooth transition of operations and uninterrupted services for both employees and customers. We report the results of our Alkali Business in our renamed sodium and sulfur services segment, which includes our Alkali Business as well as our sulfur removal refinery services operations, which remove sulfur from gas streams for refineries.
Variances between the fourth quarter of 2017 (the “2017 Quarter”) and the fourth quarter of 2016 (the “2016 Quarter”) in these components are explained below.
Segment margin results for the 2017 Quarter and 2016 Quarter were as follows:

	Three Months Ended December 31,
	2017	2016
	(in thousands)
Offshore pipeline transportation	$74,012	$87,163
Sodium minerals and sulfur services	66,469	17,922
Onshore facilities and transportation	24,377	19,395
Marine transportation	10,526	16,384
Total Segment Margin	$175,384	$140,864

Offshore pipeline transportation Segment Margin for the 2017 Quarter decreased $13.2 million, or 15.1%, from the 2016 Quarter. The 2017 Quarter    was negatively impacted by both anticipated and unanticipated downtime at several major fields, including weather related downtime, affecting certain of our deepwater Gulf of Mexico customers and thus certain of our key crude oil and natural gas assets, including our Poseidon pipeline and certain associated laterals that we own. The 2017 period also reflects the effects of a contractual adjustment to a lower rate during 2017 on a lateral we own, which lower rate we anticipate will be in place going forward. In addition, the 2016 Quarter benefited from the temporary diversion of certain natural gas volumes from third party gas pipelines to one of our gas pipelines and related facilities due to one-time disruptions at onshore processing facilities where such volumes typically flow.

Sodium minerals and sulfur services Segment Margin for the 2017 Quarter increased $48.5 million, or 270.9%. This increase is principally due to the inclusion of contributions from the Alkali Business (which we acquired on September 1, 2017). In addition, in the 2017 Quarter we experienced stronger demand for and sales of NaHS, particularly from our mining customers, relative to the 2016 Quarter.
Onshore facilities and transportation Segment Margin increased by $5.0 million, or 25.7%, between the two quarters. The 2017 Quarter includes the effects of the ramp up in volumes on our pipeline, rail and terminal infrastructure on our recently completed infrastructure in the Baton Rouge corridor, as well as the ramp up in volumes on our Wyoming and repurposed Texas pipeline systems. The increases from these activities were partially offset by lower demand for our services in our historical back-to-back, or buy/sell, crude oil marketing business associated with aggregating and trucking crude oil from producers' leases to local or regional re-sale points.
Marine transportation Segment Margin for the 2017 Quarter decreased $5.9 million, or 35.8%, from the 2016 Quarter. The decrease in Segment Margin is primarily due to lower day rates on our inland and offshore fleets (which offset higher utilization as adjusted for planned dry docking time in our offshore fleet). In our inland fleet, weaker demand continued to apply pressure on our rates, which we expect to continue into 2018. In our offshore barge fleet, as a number of our units have come off longer term contracts, we have continued to choose to primarily place them in spot service or short-term (less than a year) service, as we continue to believe the day rates currently being offered by the market are at, or approaching, cyclical lows.

Other Components of Net Income
In the 2017 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $15.5 million compared to $22.1 million in the 2016 Quarter. In addition to the overall increase in Segment Margin as discussed above, net income for the 2017 Quarter was positively impacted by gains on the sale of certain non-core assets of $13.6 million, as well as a tax benefit of $4.8 million as a result of newly passed federal tax laws in the 2017 Quarter. These items were more than offset by certain items resulting in a decrease in net income in the 2017 Quarter relative to the 2016 Quarter, including an increase in interest expense of $19.4 million (principally related to the financing of the acquisition of our Alkali Business), an increase in depreciation and amortization expense of $10.6 million (principally related to assets we acquired in the acquisition of our Alkali Business), a $6.2 million loss on debt extinguishment in the 2017 Quarter relating to activities associated with refinancing $350 million of our notes due in 2021, an $8.2 million charge relating to the quarterly re-measurement of the derivative features included in our convertible preferred units and an increase in general and administrative expenses of $16.8 million (which includes approximately $14.6 million of accruals made in the 2017 Quarter for a variety of items, including approximately $7.5 million relating to our annual bonus program).

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, February 15, 2018, at 9:30 a.m. Central time (10:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
REVENUES	$720,049	$428,053	$2,028,377	$1,712,493

COSTS AND EXPENSES:
Costs of sales and operating expenses	566,544	308,336	1,529,236	1,238,245
General and administrative expenses	27,698	10,909	66,421	45,625
Depreciation and amortization	76,027	65,396	252,480	222,196
Gain on sale of assets	(13,627)	—	(40,311)	—
OPERATING INCOME	63,407	43,412	220,551	206,427
Equity in earnings of equity investees	16,241	12,582	51,046	47,944
Interest expense	(54,645)	(35,290)	(176,762)	(139,947)
Other expense	(14,439)	—	(16,715)	—
INCOME BEFORE INCOME TAXES	10,564	20,704	78,120	114,424
Income tax benefit (expense)	4,837	(383)	3,959	(3,342)
NET INCOME	15,401	20,321	82,079	111,082
Net loss attributable to noncontrolling interests	111	1,797	568	2,167
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$15,512	$22,118	$82,647	$113,249
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(16,526)	—	(21,995)	—
NET INCOME AVAILABLE TO COMMON UNITHOLDERS	$(1,014)	$22,118	$60,652	$113,249
NET INCOME PER COMMON UNIT:
Basic and Diluted	$(0.01)	$0.19	$0.50	$1.00
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	117,979	121,546	113,433

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	193,210	215,794	213,527	204,533
Poseidon (1)	240,241	272,905	253,547	262,829
Odyssey (1)	98,529	107,859	116,408	106,933
GOPL	8,243	12,321	8,185	7,468
Offshore crude oil pipelines total	540,223	608,879	591,667	581,763

Natural gas transportation volumes (MMbtus/d) (1)	434,591	749,262	496,302	679,862

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	37,829	29,650	133,404	125,766
Soda Ash volumes (short tons sold) (2)	1,062,000	—	1,398,000	—
NaOH (caustic soda) volumes (dry short tons sold) (3)	28,854	20,219	84,816	80,021

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	45,343	10,306	32,684	33,814
Jay	13,189	15,769	14,155	14,815
Mississippi	7,732	9,176	8,290	10,247
Louisiana (4)	152,954	73,568	135,310	44,295
Wyoming	29,789	13,808	22,329	10,959
Onshore crude oil pipelines total	249,007	122,627	212,768	114,130

Free State- CO2 Pipeline (Mcf/day)	92,397	88,417	77,921	97,955

Crude oil and petroleum products sales (barrels/day)	59,237	49,854	51,771	62,484

Rail load/unload volumes (barrels/day) (5)	46,544	38,592	52,877	19,691

Marine Transportation Segment
Inland Fleet Utilization Percentage (6)	90.0%	91.4%	90.4%	91.4%
Offshore Fleet Utilization Percentage (6)	97.5%	88.3%	98.2%	90.5%

(1) Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(2) Includes sales volumes from September 1, 2017, the date on which we acquired the Alkali Business.
(3) Caustic soda sales volumes also include volumes sold for the month of September from our new Alkali Business.
(4) Total daily volume for the three months and twelve months ended December 31, 2017 includes 35,459 and 14,117 barrels per day, respectively of crude oil transported by our new Raceland Pipeline which became fully operational in the second quarter of 2017.
(5) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.
(6) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$9,041	$7,029
Accounts receivable - trade, net	495,449	224,682
Inventories	88,653	98,587
Other current assets	42,890	29,271
Total current assets	636,033	359,569
Fixed assets and mineral leaseholds, net	5,430,535	4,214,864
Investment in direct financing leases, net	125,283	132,859
Equity investees	381,550	408,756
Intangible assets, net	182,406	204,887
Goodwill	325,046	325,046
Other assets, net	64,849	56,611
Total assets	$7,145,702	$5,702,592
LIABILITIES AND CAPITAL
Accounts payable - trade	$270,855	$119,841
Accrued liabilities	185,409	140,962
Total current liabilities	456,264	260,803
Senior secured credit facility	1,099,200	1,278,200
Senior unsecured notes, net of debt issuance costs	2,598,918	1,813,169
Deferred tax liabilities	20,134	25,889
Other long-term liabilities	256,571	204,481
Total liabilities	4,431,087	3,582,542
Mezzanine capital:
Class A convertible preferred units	697,151	—
Partners' capital:
Common unitholders	2,025,543	2,130,331
Noncontrolling interests	(8,079)	(10,281)
Total partners' capital	2,017,464	2,120,050
Total liabilities, mezzanine capital and partners' capital	$7,145,702	$5,702,592

Common Units Data:
Total common units outstanding	122,579,218	117,979,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Income Attributable to Genesis Energy, L.P.	$15,512	$22,118	$82,647	$113,249
Corporate general and administrative expenses	26,335	8,636	60,029	40,905
Depreciation, depletion, amortization and accretion	77,808	62,072	262,021	230,563
Interest expense, net	54,645	35,290	176,762	139,947
Tax expense	(4,837)	383	(3,959)	3,342
Gain on sale of assets	(13,627)	—	(40,311)	—
Equity compensation adjustments	(283)	(251)	(940)	(317)
Provision for leased items no longer in use	—	—	12,589	—
Other	2,987	—	2,962	—
Plus (minus) Select Items, net	16,844	12,616	42,743	41,882
Segment Margin (1)	$175,384	$140,864	$594,543	$569,571
(1) See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands)		(in thousands)
Net income attributable to Genesis Energy, L.P.	$15,512	$22,118	$82,647	$113,249
Interest expense, net	54,645	35,290	176,762	139,947
Income Tax expense	(4,837)	383	(3,959)	3,342
Depreciation, depletion, amortization, and accretion	77,808	62,072	262,021	230,563
EBITDA	143,128	119,863	517,471	487,101
Plus (minus) Select Items, net	21,652	13,268	59,295	45,128
Adjusted EBITDA, net	164,780	133,131	576,766	532,229
Maintenance capital utilized(1)	(3,750)	(2,446)	(13,020)	(7,696)
Interest expense, net	(54,645)	(35,290)	(176,762)	(139,947)
Cash tax expense	270	(300)	(100)	(1,200)
Other	53	305	2,148	855
Available Cash before Reserves	$106,708	$95,400	$389,032	$384,241

(1)
Maintenance capital expenditures in the 2017 Quarter and 2016 Quarter were $35.7 million and $6.8 million, respectively. This increase principally is a result of expenditures associated with our Alkali Business.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash Flows from Operating Activities	$121,068	$69,941	$338,858	$298,338
Interest Expense, net	54,645	35,290	176,762	139,947
Amortization of debt issuance costs and discount	(4,949)	(2,575)	(13,103)	(10,138)
Effects of available cash from equity method investees not included in operating cash flows	5,763	4,701	20,280	21,353
Net effect of changes in components of operating assets and liabilities	(36,418)	27,243	(10,156)	90,650
Non-cash effect of equity based compensation expense	(121)	(990)	4,549	(7,316)
Expenses related to acquiring or constructing growth capital assets	5,324	579	16,833	1,945
Differences in timing of cash receipts for certain contractual arrangements (1)	(5,846)	(3,624)	(17,540)	(13,253)
Other items, net	11,687	2,566	19,972	10,703
Gain on sale of assets	13,627	—	40,311	—
Adjusted EBITDA	$164,780	$133,131	$576,766	$532,229
(1) Represents adjustments attributable to certain cash payments received from customers under certain of our minimum payment obligation contracts that are not recognized as revenue under GAAP in the period in which such payments are received. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	December 31, 2017
Senior secured credit facility	$1,099,200
Senior unsecured notes	2,598,918
Less: Outstanding inventory financing sublimit borrowings	(29,000)
Less: Cash and cash equivalents	(9,041)
Adjusted Debt (1)	$3,660,077

	Pro Forma LTM
	December 31, 2017
Consolidated EBITDA (per our senior secured credit facility) (2)	$561,961
Acquisitions, material projects and other Consolidated EBITDA adjustments (3)	123,815
Adjusted Consolidated EBITDA (per our senior secured credit facility) (4)	$685,776

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.34	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

(3) This amount reflects the adjustment we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

(4) Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
In the fourth quarter of 2017, we revised portions of the format and definitions relating to our presentation of non-GAAP financial measures. Amounts attributable to prior periods have been recast. We believe our revised presentation:

•
better aligns our non-GAAP financial measures with a broader array of criteria management uses to evaluate our performance, liquidity and other activities and conditions in light of the increasing size, diversity and complexity of our operations;

•	enhances transparency;

•	improves readability; and

•	provides a general format that is more consistent with many of our peers.
The primary substantive changes in our presentation are (i) to include "gains on asset sales" (approximately $40.3 million) in Available Cash before Reserves and Adjusted EBITDA and (ii) to include the effects of a provision for certain leased assets no longer in use (approximately $12.6 million). Some of our peers exclude "gains on asset sales" from some or all of their non-GAAP financial measures and others include "proceeds from asset sales." For purposes of Available Cash before Reserves and Adjusted EBITDA, we view that portion of the cash proceeds from an asset sale that are in excess of the carrying value of our investment as cash generated by our operating activities, which can be used for discretionary purposes, similar to operating income generated by an asset.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense and cash tax expense.

Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before

Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended December 31,		Year Ended December 31,
		2017	2016	2017	2016
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements[1]	$(5,846)	$(3,624)	$(17,540)	$(13,253)
	Adjustment regarding direct financing leases[2]	1,794	1,632	6,921	6,277
	Revaluation of certain liabilities and assets[3]	—	6,044	—	6,044
	Certain non-cash items:
	Unrealized (gain) loss on derivative transactions excluding fair value hedges, net of changes in inventory value	8,253	545	9,942	1,790
	Loss on debt extinguishment	6,242	—	6,242	—
	Adjustment regarding equity investees[5]	6,286	8,458	31,852	39,276
	Other	115	(439)	5,326	1,748
	Sub-total Select Items, net[4] (Segment Margin)	16,844	12,616	42,743	41,882
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs[6]	5,324	579	16,833	1,945
	Equity compensation adjustments	(373)	(540)	(1,227)	(763)
	Other	(143)	613	946	2,064
	Total Select Items, net[7]	$21,652	$13,268	$59,295	$45,128
(1) Represents adjustments attributable to certain cash payments received from customers under certain of our minimum payment obligation contracts that are not recognized as revenue under GAAP in the period in which such payments are received. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2) Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases.
(3) Represents a valuation allowance related to the collectibility of certain disputed receivables and claims.
(4) Represents all Select Items applicable to Segment Margin.
(5) Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(6) Represents transaction costs relating to certain merger and acquisition and financing transactions and certain interest payments on acquisition indebtedness incurred in advance of acquisition.
(7) Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

# # #
Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516